Exhibit 19.1
PAYLOCITY HOLDING CORPORATION
INSIDER TRADING POLICY
Revised April 30, 2015 and March 30, 2023

I.TRADING IN COMPANY SECURITIES WHILE IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION IS PROHIBITED
The purchase or sale of securities by any person who possesses material nonpublic information is a violation of federal and state securities laws. Furthermore, it is important that the appearance, as well as the fact, of trading on the basis of material nonpublic information be avoided. Therefore, it is the policy of Paylocity Holding Corporation, and its subsidiaries, (the “Company”) that any person subject to this Policy who possesses material nonpublic information pertaining to the Company may not trade in the Company’s securities, advise anyone else to do so, or communicate the information to anyone else until such person knows that the information has been disseminated to the public.
No director, officer, employee or consultant of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities,
•buy or sell securities of the Company, other than pursuant to a trading plan that complies with Rule 10b5-1 promulgated by the Securities and Exchange Commission (“SEC”),
•engage in any other action to take personal advantage of that information, or
•pass that information on to others outside the Company, including friends and family (a practice referred to as “tipping”).
In addition, it is the policy of the Company that no officer, director, employee or consultant who, in the course of working for the Company, learns of material nonpublic information of another company with which the Company does business, such as a customer or supplier, may trade in that company’s securities until that information becomes public or is no longer material.
II.ALL EMPLOYEES, OFFICERS, DIRECTORS AND THEIR FAMILY MEMBERS AND AFFILIATES ARE SUBJECT TO THIS POLICY
This Policy applies to all directors, officers, employees and consultants of the Company and entities (such as trusts, limited partnerships and corporations) over which such individuals have or share voting or investment control. For the purposes of this Policy, officers, outside directors and consultants are included within the term “employee.” This Policy also applies to any other persons whom the Company’s insider trading Compliance Officer may designate because they have access to material nonpublic information concerning the Company, as well as any person who receives material nonpublic information from any Company insider. Employees, officers and directors are responsible for ensuring compliance by family members and members of their households and by entities over which they exercise voting or investment control and should provide each of these persons or entities with a copy of this Policy.

III.Executive Officers, Directors and Certain Named Employees Are Subject to Additional Restrictions
A.Section 16 Insiders. The Company has designated those persons listed on Exhibit A attached hereto as the directors and executive officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the underlying rules and regulations promulgated by the SEC. Each person listed on Exhibit A is referred to herein as a “Section 16 Insider.” The Company will amend Exhibit A from time to time as necessary to reflect the addition and the resignation or departure of Section 16 Insiders.
B.Insider Employees. The Company has designated those persons listed on Exhibit B attached hereto as employees who have frequent access to material nonpublic information concerning the Company (“Insider Employees”). The Company will amend Exhibit B from time to time as necessary to reflect the addition and departure of Inside Employees.
C.Additional Restrictions. Because Section 16 Insiders and Insider Employees are more likely than other employees to possess material nonpublic information about the Company, and in light of the reporting requirements to which Section 16 Insiders are subject under Section 16 of the Exchange Act, Section 16 Insiders and Insider Employees are subject to the additional restrictions set forth in Appendix I hereto. For purposes of this Policy, Section 16 Insiders and Insider Employees are each referred to as “Insiders.”
IV.INSIDER TRADING COMPLIANCE OFFICER
The Company has designated the General Counsel of the Company as the Insider Trading Compliance Officer (the “Compliance Officer”). The Company may change this designation from time to time as necessary to reflect the addition and departure of one or more Compliance Officers.
The duties of the Compliance Officer will include the following:
•Administering this Policy and monitoring and enforcing compliance with all policy provisions and procedures.
•Responding to all inquiries relating to this policy and its procedures.
•Designating and announcing special trading blackout periods during which no Insiders may trade in Company securities.
•Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons as the Compliance Officer determines have access to material nonpublic information concerning the Company.
•Administering, monitoring and enforcing compliance with federal and state insider trading laws and regulations; and assisting in the preparation and filing of all required SEC reports relating to insider trading laws and regulations and trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G and required disclosures on quarterly and annual reports.
•Selecting designated brokers through which Insiders are authorized to trade Company securities.

•Revising the Policy as necessary to reflect changes in federal or state insider trading laws and regulations.
•Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
•Maintaining the accuracy of the list of Section 16 Individuals as set forth on Exhibit A and the list of Insider Employees as set forth on Exhibit B, and updating such lists periodically as necessary to reflect additions or deletions.
•Designing and requiring training about the obligations of this Policy as the Compliance Officer considers appropriate.
The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties. In fulfilling his or her duties under this Policy, the Compliance Officer shall be authorized to consult with the Company’s outside counsel.
V.APPLICABILITY OF THIS POLICY TO TRANSACTIONS IN COMPANY SECURITIES
A.General Rule. This Policy applies to all transactions in the Company’s securities, including common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. For purposes of this Policy, the term “trade” includes any transaction in the Company’s securities, including gifts and pledges.
B.Employee Benefit Plans.
Equity Incentive Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to the exercise of stock options or other equity awards for cash, but do apply to all sales of securities acquired through the exercise of stock options or other equity awards. Thus, this Policy does apply to the “same-day sale” or cashless exercise of Company stock options. These restrictions also apply to the same-day sale of shares received on the settlement of restricted stock units or similar awards to cover applicable tax withholding, but do not apply to automatic withholding of shares by the Company to cover applicable taxes on the settlement of restricted stock units or similar awards.
Employee Stock Purchase Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or employees to employee stock purchase plans or employee benefit plans (e.g., a pension or 401(k) plan) which are used to purchase Company securities pursuant to the employee’s advance instructions. However, no officers or employees may alter their instructions regarding the level of withholding or the purchase of Company securities in such plans while in the possession of material nonpublic information. Any sale of securities acquired under such plans is subject to the prohibitions and restrictions of this Policy.

C.Limited Exceptions.
Transactions Under a Trading Plan that Complies with SEC Rules. The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions under trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5-1 under the Securities Exchange Act, provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not aware of material nonpublic information.
Employees who have a high level of access to material nonpublic information in the usual course of their job duties may be eligible to enter into a trading plan with the approval of the Compliance Officer. Transactions under a written trading plan will not be subject to the restrictions in this Policy against trades made while aware of material nonpublic information or to the pre-clearance procedures or blackout periods established under this Policy if the trading plan is approved by the Compliance Officer and complies with the Company’s “Special Guidelines for 10b5-1 Trading Plans” set forth in Appendix I, Section XII.
Final, executed trading plans approved by the Compliance Officer must be delivered to the Company. The Company may publicly disclose information regarding trading plans that you may enter.
Stock Splits, Stock Dividends and Similar Transactions. The trading prohibitions and restrictions set forth in this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
Change in Form of Ownership. The trading prohibitions and restrictions set forth in this Policy do not apply to transactions that involve merely a change in the form in which you own securities. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.
Other Exceptions. Any other exception from this Policy must be approved by the Compliance Officer, in consultation with the Board of Directors or the Nominating and Governance Committee of the Board of Directors or its designated chair.
VI.DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”
A.“Material”. Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information which could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material and information need not be certain or definitive to be material. While it is not possible to identify all information that would be deemed material, the following types of information ordinarily would be considered material:
•Financial performance, especially quarterly and year-end operating results, and significant changes in financial performance or liquidity.
•Company projections and strategic plans.

•Potential mergers or acquisitions, the sale of Company assets or subsidiaries or major partnering agreements.
•New major contracts, orders, suppliers, customers or finance sources or the loss thereof.
•Major discoveries or significant changes or developments in products or product lines, research or technologies.
•Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns.
•Significant pricing changes.
•Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
•Significant changes in senior management or membership of the Board of Directors.
•Significant labor disputes or negotiations.
•Actual or threatened major litigation, or the resolution of such litigation.
•Receipt or denial of regulatory approval for products.
•The gain or loss of a significant customer or changes in sales to or orders from significant customers.
•A significant cybersecurity incident, such as a data breach or a significant disruption or unauthorized access to information technology structure.
B.“Nonpublic”. Material information is “nonpublic” if it has not been widely disseminated to the general public through a report filed with the SEC or through major newswire services, national news services or financial news services. For the purpose of this Policy, information will be considered public after the close of trading on the second full trading day following the Company’s widespread public release of the information.
C.Consult the Compliance Officer When in Doubt. Any employees who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.
VII.EMPLOYEES MAY NOT DISCLOSE MATERIAL NONPUBLIC INFORMATION TO OTHERS OR MAKE RECOMMENDATIONS REGARDING TRADING IN COMPANY SECURITIES
No employee may disclose material nonpublic information concerning the Company to any other person (including family members) where such information may be used by such person to his or her advantage in the trading of the securities of companies to which such information relates, a practice commonly known as “tipping.” No employee or related person may make recommendations or express opinions as to trading in the Company’s securities while in possession of material nonpublic information, except such person may advise others not to trade in the Company’s securities if doing so might violate the law or this policy.
VIII.EMPLOYEES MAY NOT PARTICIPATE IN BLOGS OR SOCIAL MEDIA
Employees are prohibited from participating in blog discussions or other Internet forums, including for the avoidance of doubt, any forms of social media (e.g. Facebook or Twitter) regarding the Company’s securities or business.
IX.ONLY DESIGNATED COMPANY SPOKESPERSONS ARE AUTHORIZED TO DISCLOSE MATERIAL NONPUBLIC INFORMATION
The Company is required under the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. Employees may not, therefore, disclose material information to anyone outside the Company, including family members and friends, other than in accordance with those established procedures. Any inquiries from outsiders regarding material nonpublic information about the Company should be forwarded to the Compliance Officer or the Chief Executive Officer.
X.CERTAIN TYPES OF TRANSACTIONS ARE PROHIBITED
A.Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act expressly prohibits executive officers and directors from engaging in short sales.
B.Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s stock, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)
C.Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the employee may no longer have the same objectives as the Company’s other shareholders. Therefore, such transactions involving the Company’s securities are prohibited by this Policy.
D.Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
XI.THE COMPANY MAY SUSPEND ALL TRADING ACTIVITIES BY EMPLOYEES
In order to avoid any questions and to protect both employees and the Company from any potential liability, from time to time the Company may impose a “blackout” period during which some or all of the Company’s employees may not buy or sell the Company’s securities. The Compliance Officer will impose such a blackout period if, in his judgment, there exists nonpublic information that would make trades by the Company’s employees (or certain of the Company’s employees) inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws.
XII.VIOLATIONS OF INSIDER TRADING LAWS OR THIS POLICY CAN RESULT IN SEVERE CONSEQUENCES
A.Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay civil penalties up to three times the profit made or loss avoided, face private action for damages, as well as being subject to criminal penalties, including up to 20 years in prison and fines of up to $5 million. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.
B.Company Discipline. Violation of this Policy or federal or state insider trading laws by any director, officer or employee may subject the director to removal proceedings and the officer or employee to disciplinary action by the Company, including termination for cause.
C.Reporting Violations. Any person who violates this Policy or any federal or state laws governing insider trading, or knows of any such violation by any other person, must report the violation immediately to the Compliance Officer or the Audit Committee of the Company’s Board of Directors. Upon learning of any such violation, the Compliance Officer or Audit Committee, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information or whether the Company should report the violation to the SEC or other appropriate governmental authority.
XIII.EVERY INDIVIDUAL IS RESPONSIBLE
Every employee has the individual responsibility to comply with this Policy against illegal insider trading. An employee may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though the employee believes that he or she may suffer an economic loss or forego anticipated profit by waiting.
XIV.THIS POLICY CONTINUES TO APPLY FOLLOWING TERMINATION OF EMPLOYMENT
The Policy continues to apply to transactions in the Company’s securities even after termination of employment. If an employee is in possession of material nonpublic information when his or her employment terminates, he or she may not trade in the Company’s securities until that information has become public or is no longer material.

XV.THE COMPLIANCE OFFICER IS AVAILABLE TO ANSWER QUESTIONS ABOUT THIS POLICY
Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Compliance Officer.
XVI.THIS POLICY IS SUBJECT TO REVISION
The Company may change the terms of this Policy from time to time to respond to developments in law and practice. The Company will take steps to inform all affected persons of any material change to this Policy.
XVII.ALL EMPLOYEES MUST ACKNOWLEDGE THEIR AGREEMENT TO COMPLY WITH THIS POLICY
The Policy will be made available on the Company’s internal website. Upon first receiving a copy of the Policy or any revised versions, each employee must sign an acknowledgment that he or she has received a copy and agrees to comply with the Policy’s terms. This acknowledgment and agreement will constitute consent for the Company to impose sanctions for violation of this Policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy.
XVIII.AMENDMENTS
We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Compliance Officer.

APPENDIX I
Special Restrictions on Transactions in Company Securities by Executive Officers, Directors, and Insider Employees
I.OVERVIEW
To minimize the risk of apparent or actual violations of the rules governing insider trading, we have adopted these special restrictions relating to transactions in Company securities by Insiders. As with the other provisions of this Policy, Insiders are responsible for ensuring compliance with this Appendix I, including restrictions on all trading during certain periods, by family members and members of their households and by entities over which they exercise voting or investment control. Insiders should provide each of these persons or entities with a copy of this Policy.
II.TRADING WINDOW
In addition to the restrictions that are applicable to all employees, any trade by an Insider that is subject to the Insider Trading Policy will be permitted only during an open “trading window.” The trading window generally opens following the close of trading on the second full trading day following the public issuance of the Company’s earnings release for the most recent fiscal quarter (which generally occurs approximately five weeks following the close of each quarter) and closes at the close of trading on the tenth business day prior to the end of the fiscal quarter. In addition to the times when the trading window is scheduled to be closed, the Company may impose a special blackout period at its discretion due to the existence of material nonpublic information, such as a pending acquisition, that is likely to be widely known among Insiders. Following termination of employment or other service, Insiders will be subject to the trading window, as well as any special blackout period in effect at the time of termination, for one full fiscal quarter thereafter. Even when the window is open, Insiders and other Company personnel are prohibited from trading in the Company’s securities while in possession of material nonpublic information. The Company’s Compliance Officer will advise Insiders when the trading window opens and closes.
III.HARDSHIP EXEMPTIONS
The Compliance Officer may, on a case by case basis, authorize a transaction in the Company’s securities outside of the trading window (but in no event during a special blackout period) due to financial or other hardship. Any request for a hardship exemption must be in writing and must describe the amount and nature of the proposed transaction and the circumstances of the hardship. (The request may be made as part of a pre-clearance request, so long as it is in writing.) The Insider requesting the hardship exemption must also certify to the Compliance Officer within two business days prior to the date of the proposed trade that he or she is not in possession of material nonpublic information concerning the Company.
The existence of the foregoing procedure does not in any way obligate the Compliance Officer to approve any hardship exemption requested by an Insider.
IV.INDIVIDUAL ACCOUNT PLAN BLACKOUT PERIODS
Certain trading restrictions apply during a blackout period applicable to any Company individual account plan in which participants may hold Company stock (such as the Company’s 401(k) Plan). For the purpose of such restrictions, a “blackout period” is a period in which the plan participants are temporarily restricted from making trades in Company stock. During any blackout period, directors and executive officers are prohibited from trading in shares of the Company’s stock that were acquired in connection with such director’s or officer’s service or employment with the Company. Such trading restriction is required by law, and no hardship exemptions are available. The Company will notify directors and executive officers in the event of any blackout period.
V.PRE-CLEARANCE OF TRADES
As part of the Company’s Insider Trading Policy, all purchases and sales of equity securities of the Company by Section 16 Insiders, other than transactions that are not subject to the Policy or transactions pursuant to a Rule 10b5-1 trading plan approved by the Board of Directors or its Audit Committee, must be pre-cleared by the Compliance Officer. The intent of this requirement is to prevent inadvertent violations of the Policy, avoid trades involving the appearance of improper insider trading, facilitate timely Form 4 reporting and avoid transactions that are subject to disgorgement under Section 16(b) of the Exchange Act.
Requests for pre-clearance must be submitted in writing to the Compliance Officer at least two business days in advance of each proposed transaction. If the Insider leaves a voicemail message or submits the request by email and does not receive a response from the Compliance Officer within 24 hours, the Insider will be responsible for following up to ensure that the message was received.
A request for pre-clearance should provide the following information:
•The nature of the proposed transaction and the expected date of the transaction.
•Number of shares involved.
•If the transaction involves a stock option exercise, the specific option to be exercised.
•Contact information for the broker who will execute the transaction.
•A confirmation that the Section 16 Insider has carefully considered whether he or she may be aware of any material nonpublic information relating to the Company (describing any borderline matters or items of potential concern) and has concluded that he or she does not.
•Any other information that is material to the Compliance Officer’s consideration of the proposed transaction.
Once the proposed transaction is pre-cleared, the Section 16 Insider may proceed with it on the approved terms, provided that he or she complies with all other securities law requirements, such as Rule 144 and prohibitions regarding trading on the basis of inside information, and with any special trading blackout imposed by the Company prior to the completion of the trade. The Section 16 Insider and his or her broker will be responsible for immediately reporting the results of the transaction as further described below.
In addition, pre-clearance is required for the establishment or modification of a Rule 10b5-1 trading plan. However, pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared Rule 10b5-1 trading plan that specifies or establishes a formula for determining the dates, prices and amounts of planned trades. Of course, the results of transactions effected under a trading plan must be reported immediately to the Company since they will be reportable on Form 4 within two business days following the execution of the trade, subject to an extension of not more than two additional business days where the Section 16 Insider is not immediately aware of the execution of the trade. The Compliance Officer may withhold pre-clearance of any proposed Rule 10b5-1 trading plan for any reason, in his or her sole discretion. The Compliance Officer will not pre-clear any proposed trading plan if he or she concludes that the proposed trading plan (A) fails to comply with the requirements of Rule 10b5-1, as amended from time to time, or (B) fails to comply with the Company’s “Special Guidelines for 10b5-1 Trading Plans” set forth in Appendix I, Section XII.
Notwithstanding the foregoing, any transactions by the Compliance Officer shall be subject to pre-clearance by the Chief Financial Officer or, in the event of his or her unavailability, the Chief Executive Officer.
The Company is under no obligation to approve a transaction submitted for pre-clearance. Further, the Company’s approval of a transaction for pre-clearance does not (i) constitute legal advice, (ii) constitute confirmation that you do not posses material nonpublic information and (iii) does not relieve you of any legal obligations you may have.
VI.DESIGNATED BROKERS
Each market transaction in the Company’s stock by a Section 16 Insider, or any person whose trades must be reported by that Insider on Form 4 (such as a member of the Insider’s immediate family who lives in the Insider’s household), must be executed by a broker designated by the Company unless the Insider has received authorization from the Compliance Officer to use a different broker.
A Section 16 Insider and any broker that handles the Section 16 Insider’s transactions in the Company’s stock will be required to enter into an agreement whereby:
•The Insider authorizes the broker to immediately report directly to the Company the details of all transactions in Company equity securities executed by the broker in the Insider’s account and the accounts of all others designated by the Insider whose transactions may be attributed to the Insider.
•The broker agrees not to execute any transaction for the Insider or any of the foregoing designated persons (other than under a pre-approved Rule 10b5-1 trading plan) until the broker has verified with the Company that the transaction has been pre-cleared.
•The broker agrees to immediately report the transaction details (including transactions under Rule 10b5-1 trading plans) directly to the Company and to the Insider by telephone and in writing (by fax or email).
Should a Section 16 Insider wish to use a broker other than one of the Company’s designated brokers, the Section 16 Insider should submit a request to use that broker to the Compliance Officer.
VII.REPORTING OF TRANSACTIONS
To facilitate timely reporting under Section 16 of the Exchange Act of Insider transactions in Company stock, Section 16 Insiders are required to (a) report the details of each transaction (including gift transactions) immediately after it is executed and (b) arrange with persons whose trades must be reported by the Insider under Section 16 (such as immediate family members living in the Insider’s household) to immediately report directly to the Company and to the Insider the details of any transactions they have in the Company’s stock. Gifts of Company securities must also be reported to the SEC within a two-business day period after the gift.
Transaction details to be reported include:
•Transaction date (trade date).
•Number of shares involved.
•Price per share at which the transaction was executed (before addition or deduction of brokerage commission and other transaction fees).
•If the transaction was a stock option exercise, the specific option exercised.
•Contact information for the broker who executed the transaction.
•A specific representation as to whether the transaction was intended to satisfy the affirmative defense conditions of Rule 10b5-1(c)
The transaction details must be reported to the Compliance Officer, with copies to the Company personnel who will assist the Section 16 Insider in preparing his or her Form 4.
VIII.CORPORATE GOVERNANCE COMMITTEE
The Nominating and Corporate Governance Committee (the “Committee”) will be responsible for monitoring and recommending any modification to the Insider Trader Policy, if necessary or advisable, to the Board of Directors.
IX.PERSONS SUBJECT TO SECTION 16
Most purchases and sales of Company securities by its directors, executive officers and greaterthan-10% stockholders are subject to Section 16 of the Exchange Act. The Committee will review, at least annually, those individuals who are deemed to be executive officers for purposes of Section 16 and will recommend any changes regarding such status to the Board of Directors. An executive officer is generally defined as the president, principal financial officer, principal accounting officer or controller, any vice president in charge of a principal business unit, division or function or any other officer or person who performs a policy making function.
X.FORM 4 REPORTING
Under Section 16, most trades by Insiders are subject to reporting on Form 4 within two business days following the trade date (which in the case of an open market trade is the date when the broker places the buy or sell order, not the date when the trade is settled). To facilitate timely reporting, all transactions that are subject to Section 16 must be reported to the Company on the same day as the trade date, or, with respect to transactions effected pursuant to a Rule 10b5-1 plan, on the day the Insider is advised of the terms of the transaction.

XI.NAMED EMPLOYEES CONSIDERED INSIDERS
The Committee will review, at least annually, those individuals deemed to be “Insiders” for purposes of this Appendix I. Insiders shall include persons subject to Section 16 and such other persons as the Committee deems to be Insiders. Generally, Insiders shall be any person who by function of their employment is consistently in possession of material nonpublic information or performs an operational role, such as head of a division or business unit, that is material to the Company as a whole.
XII.SPECIAL GUIDELINES FOR 10B5-1 TRADING PLANS
These guidelines for 10b5-1 Trading Plans have been developed to assist you in your preparation of a Rule 10b5-1 trading plan for transactions in securities of the Company. Please note that these guidelines should not serve as a substitute for obtaining professional advice and assistance in connection with preparing a plan. You are responsible for understanding the rules applicable to trading plans and ensuring that your trading plan complies with the requirements of Rule 10b5-1. Notwithstanding the foregoing, an Insider will not be deemed to have violated the Insider Trading Policy if he or she effects a transaction that meets all of the enumerated criteria below.
A.    The transaction must be made pursuant to a documented plan (the “Plan”) entered into in good faith and operated in good faith that complies with all provisions of Rule 10b5-1 (the “Rule”), including, without limitation:
1.    Each Plan must:
(a)specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or
(b)include a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold.
3.In any case, then such Plan must prohibit the Insider and any other person who possesses material nonpublic information from exercising any subsequent influence over how, when, or whether to effect purchases or sales.
4.Each Plan entered into by a Section 16 Insider must contain a mandatory cooling off period of the later of (1) 90 days following the Plan adoption or modification, or (2) two business days following the Company’s disclosure of financial results in the Form 10-Q or 10-K in the quarter or period in which the plan is adopted, subject to a maximum of 120 days after the adoption of the Plan. For all other persons, the mandatory cooling off period is 30 days following Plan adoption or modification.
5.Section 16 Insiders must include a certification in the Plan that, as of the date of adoption, (1) they are not aware of material non-public information and (2) they are adopting the Plan in good faith.
Each Plan must be approved prior to the effective time of any transactions under such Plan by the Company’s Rule 10b5-1 Plan Review Committee, which shall be composed of persons selected by and serving at the discretion of the Company’s Chief Executive Officer (the “10b5-1 Committee”). The Company reserves the right to withhold approval of any Plan that the 10b5-1 Committee determines, in its sole discretion,

1.fails to comply with the Rule,
2.exposes the Company or the Insider to liability under any other applicable state or federal rule, regulation or law,
3.creates any appearance of impropriety,
4.fails to meet the guidelines established by the Company, or
5.otherwise fails to satisfy review by the 10b5-1 Committee for any reason, such failure to be determined in the sole discretion of the 10b5-1 Committee.
C.Any modifications to the Plan or deviations from the Plan without prior approval of the 10b5-1 Committee will result in a failure to comply with the Insider Trading Policy. Any such modifications or deviations are subject to the approval of the 10b5-1 Committee in accordance with Section B above.
D.Each Plan must be established at a time when the trading window is open.
E.Each Plan must provide appropriate mechanisms to ensure that the Insider complies with all rules and regulations, including Rule 144, Rule 701 and Section 16(b), applicable to securities transactions under the Plan by the Insider.
F.Each Plan must provide for the suspension of all transactions under such Plan in the event that the Company, in its sole discretion, deems such suspension necessary and advisable, including suspensions necessary to comply with trading restrictions imposed in connection with any lock-up agreement required in connection with a securities issuance transaction or other similar events.
G.None of the Company, the 10b5-1 Committee nor any of the Company’s officers, employees or other representatives shall be deemed, solely by their approval of an Insider’s Plan, to have represented that any Plan complies with the Rule or to have assumed any liability or responsibility to the Insider or any other party if such Plan fails to comply with the Rule.
H.Each person may enter into only one Plan at a time, unless the later-commencing Plan is not authorized to begin until after all trades under the earlier-commencing Plan are completed or expire without execution and after the required cooling period has been observed.
I.A person who modifies or terminates a trading plan prior to its stated duration may not trade in the Company’s securities (under a modified Plan, newly adopted Plan) until after the completion of the applicable cooling off period, measured from the date of termination of the old Plan. Any termination of a Plan must be immediately reported to the Company’s Compliance Officer. If a person has pre-cleared a new Plan (the “Second Plan”) intended to succeed an earlier pre-cleared Plan (the “First Plan”), the person may not affirmatively terminate the First Plan without pre-clearance, because such termination is deemed to be entering into the Second Plan.
J.Only one single-trade Plan may be entered into in any 12-month period.

EXHIBIT A

INSIDER EMPLOYEES

(March 30, 2023)

Board of Directors
Executive Officers
Senior Vice Presidents and Vice Presidents
Senior Accounting and Senior Finance Employees
Other individuals designated by the Compliance Officer from time to time